Exhibit 24.1
Power of Attorney
     KNOW ALL MEN BY THESE PRESENTS: That each of the undersigned directors and/or officers of Arch Coal, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Steven F. Leer, Robert J. Messey and Robert G. Jones, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act without the other, to sign the Company’s registration statement on Form S-8 and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to do and perform any and all other acts and things requisite and necessary to be done in connection with the foregoing as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     DATED: November 16, 2007

Signatures	Capacity

/s/ Steven F. Leer Steven F. Leer	Chairman and Chief Executive Officer

/s/ James R. Boyd James R. Boyd	Director

/s/ Frank M. Burke Frank M. Burke	Director

/s/ John W. Eaves John W. Eaves	President, Chief Operating Officer and Director

/s/ Patricia F. Godley Patricia F. Godley	Director

/s/ Douglas H. Hunt Douglas H. Hunt	Director

/s/ Brian J. Jennings Brian J. Jennings	Director

/s/ Thomas A. Lockhart Thomas A. Lockhart	Director

/s/ A. Michael Perry A. Michael Perry	Director

/s/ Robert G. Potter Robert G. Potter	Director

/s/ Theodore D. Sands Theodore D. Sands	Director

/s/ Wesley M. Taylor Wesley M. Taylor	Director